December 1, 2009

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

Third Quarter Dividend Declared at 5.60%

Your Board of Directors declared a regular quarterly cash dividend at an annualized rate of 5.60 percent at their meeting on November 19, 2009. The dividend, based on stock held during the period from July 1, 2009, through September 30, 2009, was paid to shareholders on November 20, 2009.

The dollar amount of the third-quarter dividend was approximately $75 million. After the dividend payment, unrestricted retained earnings as of September 30, 2009, were approximately $591 million. The dividend reflects the FHLBNY’s low risk profile and conservative investment strategy. The payout represents approximately 54% of GAAP net income for the quarter. The remaining 46% of net income will be put in the FHLBNY’s retained earnings to help further ensure that its members’ capital investment is protected. The FHLBNY has seen increased earnings volatility across the economy and believes that adding to its retained earnings to increase the cushion to absorb future earnings swings and stabilize future dividends is the prudent response to such volatility.

It is a privilege to lead the very special team of skilled professionals at the Home Loan Bank of New York and to operate under the direction of an outstanding and very dedicated Board of Directors. Together, we work hard to help our member lenders fund mortgages and loans for community and business development in every economic environment.

FHLBNY Completes 2009 Board Election Cycle

The FHLBNY announced on November 17 that Mr. Michael M. Horn and Mr. Joseph J. Melone were re-elected by the FHLBNY’s members to serve on the FHLBNY’s Board of Directors as Independent Directors for terms beginning on January 1, 2010. Mr. Horn, who currently serves on the Board as its Chairman, was elected to serve a four-year term expiring on December 31, 2013. Mr. Melone, who also currently serves on the Board, was elected to serve a two-year term of office expiring on December 31, 2011.

Mr. Horn has been a partner in the law firm of McCarter & English, LLP, since 1990. He has served as the Commissioner of Banking for the State of New Jersey and as the New Jersey State Treasurer. He was also a member of the New Jersey State Assembly and served as a member of the Assembly Banking Committee.

Mr. Melone has been chairman emeritus of The Equitable Companies, Incorporated, since April 1998. Prior to that, he was President and Chief Executive Officer of The Equitable Companies from 1996 until his retirement in April 1998 and, from 1990 until his retirement in April 1998, he was Chairman and Chief Executive Officer of its principal insurance subsidiary, The Equitable Life Assurance Society of the United States (“Equitable Life”). Prior to joining Equitable Life in 1990, Mr. Melone was president of The Prudential Insurance Company of America.

In addition, as reported at the end of August, the FHLBNY declared current Directors Mr. James W. Fulmer and Ms. Katherine J. Liseno elected to serve as Member Directors for, respectively, New York and New Jersey, for four-year terms of office commencing on January 1, 2010, and expiring on December 31, 2013.

To our members, I would like to thank you for participating in this year’s Director election process. Your participation helps ensure sound representation on our Board of Directors for the mutual benefit of the Bank and all the stockholders it serves.

Washington Update

Five months ago, the Obama Administration proposed a comprehensive plan for regulatory reform. Since then, both financial and non-financial trade associations, consumer groups, and others have been approaching Congress with concerns regarding the scope of the legislation.

In the past few weeks, the House Financial Services Committee, under the leadership of Chairman Barney Frank (D-MA), has been working through the legislative process a number of bills that would establish a new regulatory structure to deal with systemic risk, create a Consumer Finance Protection Agency, and attempt to reform derivatives transactions. In this process, the Federal Home Loan Banks, in the words of Chairman Frank, are being “perceived as very well run” and “a reliable source of funding which most members (of Congress) support.”

However, a last minute amendment to the Financial Service Committee’s mark-up, introduced by Congressmen Miller and Moore and at the suggestion of FDIC Chairman Sheila Bair, was approved on November 18 by a two vote margin of 34 to 32. This amendment would pose very significant issues to the Federal Home Loan Bank System (FHLBanks). While likely well-intended, the amendment would have the dramatic and unfortunate consequence of altering the manner in which the Home Loan Banks fulfill our statutory mission of providing liquidity to our member lenders, large and small. This is because the wording of the amendment would allow the FDIC to, in a receivership situation, disallow up to twenty percent of a FHLBank’s secured claim against certain “systemically significant” financial institutions.

FHLBanks are able to achieve competitive funding rates because we are able to issue debt in the global capital markets. In turn, investors rely on the ability of the FHLBanks to repay this debt because FHLBank advances are extended — and must be extended by law — in a fully secured manner.

Historically, the FHLBanks have provided funding to their member banks, not only in the best of times, but also when member banks have experienced liquidity problems. If adopted, this amendment would greatly reduce, if not eliminate, the vital role the Home Loan Banks have played for many, many decades. Because of the implied and unintended consequences of this amendment, it should not have been brought to a vote without a public hearing. At the date of the writing of this report, the bill is awaiting final passage by the House Financial Services Committee. We and the other Home Loan Banks are working to revise or delete this problematic amendment.

I would like to thank Congressman Scott Garrett (R NJ-5), Congressman Christopher Lee (R NY-26), and Congressman Leonard Lance (R NJ-7) for voting against the amendment.

On the Senate side, Banking Committee Chairman Chris Dodd proposed a massive 1,136-page plan without Republican support on November 10. The Dodd proposal would significantly overhaul the regulatory system by consolidating bank agencies, creating a consumer financial protection agency, and imposing new restraints on exotic financial instruments and credit rating agencies. Possible committee action could occur on Senator Dodd’s proposal sometime in December. Should this happen, it would seem likely the legislation will not see Senate floor action until early 2010.

As Congress continues to move ahead with legislative reform, it is important to help concerned Members of Congress to find sound, fair, and long- and short-term answers which hopefully avoid unintended consequences. The legislation being considered in both the House and Senate is an opportunity to spotlight the Federal Home Loan Bank System in general and the Federal Home Loan Bank of New York in particular. We believe that we can demonstrate to Congress that we have a network of regulated, established community lenders who have a proven track record of making good mortgages that millions of people live with every day.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.